Exhibit 99.1
Company Contact:
Impax Laboratories, Inc.
Mark Donohue
Sr. Director, Investor Relations
(215) 933-3526
www.impaxlabs.com
Impax Laboratories Reports Record Growth in Revenue, Net Income and
Earnings for the Fourth Quarter and Full Year 2009
HAYWARD, Calif. (February 25, 2010) — Impax Laboratories, Inc. (NASDAQ: IPXL) today reported its strongest financial results in its history due to record sales from its Global products sales channel.
Fourth-Quarter Highlights
•	Total revenue increased to $176.1 million, up $131.4 million over the prior year period

•	Net income increased to $38.1 million, or $0.61 per diluted share, compared to $9.0 million, or $0.15 per diluted share in the prior year

•	Excluding special items impacting comparability from the prior year period, net income increased to $42.7 million, or $0.69 per diluted share, compared to a loss of $4.6 million, or a loss of $0.08 per diluted share in the prior year
Full Year Highlights
•	Total revenue increased to $358.4 million, up $148.3 million over the prior year period

•	Net income increased to $50.1 million, or $0.82 per diluted share, compared to $16.0 million, or $0.26 per diluted share in the prior year

•	Excluding special items impacting comparability from the prior year period, net income increased to $55.9 million, or $0.91 per diluted share, compared to $1.9 million or $0.03 per diluted share in the prior year
Please refer to the attached information and footnotes on pages 10 and 11 for a more detailed description of special items.
Larry Hsu, Ph.D., president and chief executive officer of Impax Laboratories, said: “We are delighted with our record-breaking financial results. Our fourth quarter and full year 2009 results demonstrate our ability to capitalize on the significant investments we continue to make in research and development. The solid customer relationships we have developed were beneficial in producing strong sales from our fenofibrate products and the October 1 launch of generic Adderall XR®. Certain market disruptions caused by product supply shortages in the fourth quarter may have benefited sales of our Global Pharmaceutical Division’s generic Adderall XR® product, therefore fourth quarter sales may not be indicative of any future periods.”
Dr. Hsu continued, “In 2010, we will continue to focus on capturing every market opportunity from those products, as well as our expected launch of generic Flomax® (March 2) and several other products in our pipeline. We expect to invest $77 million for research and development in 2010, focusing on high-value ANDAs and the development of IPX066, our primary brand product for Parkinson’s disease. We believe these internally funded investments being made today will position us to continue to capitalize on current and future opportunities, producing above-average returns in the years ahead.”

Fourth Quarter and Full Year 2009 Segment Information
The Company has two reportable segments, the Global Pharmaceuticals Division (generic products) and the Impax Pharmaceuticals Division (brand products) and does not allocate general corporate services to either segment.
Global Pharmaceuticals Division Information

	Three Months Ended		Twelve Months Ended
(amounts in thousands)	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(as adjusted)
		(as adjusted)
Revenues:
Global product sales, net	$163,935	$26,961	$287,079	$96,006
Private Label	244	850	5,513	2,596
Rx Partner (a)	3,652	9,679	33,835	81,778
OTC Partner	1,587	3,207	6,842	15,946
Research Partner	3,274	833	11,680	833
Other	1	2	12	21

Total Revenues	172,693	41,532	344,961	197,180

Cost of revenues	85,932	22,677	158,270	80,724

Gross profit (b)	86,761	18,855	186,691	116,456

Operating expenses:
Research and development	9,937	11,184	38,698	42,930
Patent litigation	1,321	1,646	5,379	6,472
Selling, general and administrative	3,264	2,171	10,891	11,445

Total operating expenses	14,522	15,001	54,968	60,847

Income (loss) from operations (b)	$72,239	$3,854	$131,723	$55,609

(a)	Rx Partner revenue for the twelve months ended December 31, 2008 includes $40.8 million from sales of generic OxyContin® which ended in January 2008 pursuant to a litigation settlement agreement, in connection with which there was no revenue from sales of generic OxyContin® in 2009.

(b)	Gross profit and income from operations for the twelve months ended December 31, 2008 includes $38.7 million from the sale of generic OxyContin® as noted in footnote (a).
Fourth Quarter 2009
Global Pharmaceuticals Division revenues in the fourth quarter 2009 increased $131.2 million to $172.7 million, driven by a significant increase in net Global product sales, as discussed below.
During the fourth quarter of 2009, net Global product sales increased $137.0 million to $163.9 million over the same period in 2008 primarily due to sales of generic Adderall XR®, and to a lesser extent, increased sales of our fenofibrate products. Research Partner revenues increased $2.4 million to $3.3 million resulting from a joint development agreement entered into during the fourth quarter 2008. Partially offsetting these gains were a $6.0 million decline in Rx Partner revenues primarily attributable to reduced sales of generic Wellbutrin XL® 300mg and a $1.6 million decline in OTC Partner revenues, primarily attributable to the cessation of the Company’s obligation to supply Schering-Plough with product effective December 31, 2008.

Cost of revenues was $85.9 million for the fourth quarter 2009, an increase of $63.3 million primarily related to the increase in net Global product sales offset by lower Rx Partner sales.
Gross profit for the fourth quarter 2009 increased $67.9 million to $86.8 million primarily due to sales of generic Adderall XR® and an increase in fenofibrate sales. Gross profit margin of 50% for the fourth quarter 2009 increased almost 500 basis points over the 45% margin for the prior year period primarily due to increased sales of generic Adderall XR® and higher-margined fenofibrate.
Total research and development expenses for the fourth quarter 2009 decreased $1.2 million to $9.9 million, compared to the prior year primarily due to lower spending on biostudies.
Total selling, general and administrative expenses for the fourth quarter 2009 increased $1.1 million to $3.3 million primarily due to higher expenses associated with a higher level of business development activities.
Generic division income from operations in the fourth quarter 2009 increased $68.4 million to $72.2 million, compared to $3.9 million in the prior year, primarily due to higher sales as noted above.
Full Year 2009
For the full year 2009, total revenue increased $147.8 million to $345.0 million, primarily due to an increase in net Global product sales, as discussed below.
Net Global product sales increased $191.1 million to $287.1 million primarily due to sales of generic Adderall XR®, and to a lesser extent, increased sales of our fenofibrate products. Private label revenues increased $2.9 million to $5.5 million primarily due to sales of loratadine/pseudoephedrine, the generic version of Claritin® D 24-hour, as a result of a new supply agreement. Research Partner revenues increased $10.8 million to $11.7 million resulting from twelve months revenue recognition in 2009 as compared to one month in 2008 of the $40 million upfront payment received in December 2008 and the pro rata revenue recognition of an aggregate $12 million from three milestone payments received during 2009 under a joint development agreement entered into during the fourth quarter 2008. Partially offsetting these revenue gains were a $47.9 million decline in Rx Partner revenues primarily attributable to the loss of revenue related to the cessation of sales of generic OxyContin® ($40.8 million in 2008) and reduced sales of generic Wellbutrin XL® 300mg, and a $9.1 million decline in OTC Partner revenues, primarily attributable to the cessation of the Company’s obligation to supply Schering-Plough with product effective December 31, 2008.
Cost of revenues for the full year 2009 was $158.3 million, an increase of $77.5 million primarily related to the increase in net Global product sales.
Gross profit for the full year 2009 increased $70.2 million to $186.7 million or approximately 54% of total revenues, compared to $116.5, or 59% of total revenue in the prior year. The 500 basis point reduction in gross margin is primarily due to the absence of high-margin OxyContin® sales in 2009.
Total research and development expenses for the full year 2009 decreased $4.2 million to $38.7 million, compared to the prior year primarily due to lower spending on biostudies and legal fees related to patent expenses.
Patent litigation expense decreased $1.1 million to $5.4 million due to lower overall charges related to ongoing patent litigation matters.

Total selling, general and administrative expenses for the full year 2009 decreased approximately $0.6 million primarily due to a charge for severance expenses in the prior year, partially offset by increased professional fees.
Global Pharmaceuticals Division income from operations for the full year 2009 increased $76.1 million to $131.7 million, compared to $55.6 million in the prior year, primarily due to higher sales and the other factors noted above.
Impax Pharmaceuticals Division Information

	Three Months Ended		Twelve Months Ended
(amounts in thousands)	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(as adjusted)
		(as adjusted)
Promotional Partner	$3,441	$3,163	$13,448	$12,891
Cost of revenues	2,792	2,914	12,043	11,245

Gross profit	649	249	1,405	1,646

Operating expenses:
Research and development	6,593	4,778	24,576	16,307
Selling, general and administrative	940	792	3,469	2,671

Total operating expenses	7,533	5,570	28,045	18,978

Loss from operations	($6,884)	($5,321)	($26,640)	($17,332)

Fourth Quarter 2009
Promotional Partner revenues in the fourth quarter 2009 increased 9% to $3.4 million. The change from the prior year period is primarily the result of the commencement of physician detailing services under the co-promotion agreement with Wyeth on July 1, 2009 and the high level of such details made in the fourth quarter of 2009, while the promotional services agreement with Shire ended on June 30, 2009.
Cost of revenues for the fourth quarter 2009 were $2.8 million, down slightly from the prior year.
The Company is currently investing in research and development to develop brand products which provide longer product life cycles and the potential for significantly higher profit margins than generic products. In the fourth quarter 2009, research and development increased $1.8 million to $6.6 million, due to planned increased spending on clinical studies and additional research personnel.
The Company’s planned increase in investment in research and development during the fourth quarter 2009 contributed to a brand division loss from operations of $6.9 million compared to a loss from operations of $5.3 million in the fourth quarter of 2008.
Full Year 2009
For the full year 2009, Promotional Partner revenues increased 4.3% to $13.4 million from the prior year primarily due to the reason noted above. Cost of revenues increased 7.1% to $12.0 million from the prior year due to higher detailing sales force expenses. Total research and development expenses increased 51% or $8.3 million from the prior year due to planned spending on clinical studies and additional research personnel. Selling, general and administrative expenses increased 30% or $0.8 million primarily due to the addition of executive personnel.

Other Operating Information

	Three Months Ended		Twelve Months Ended
(amounts in thousands)	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(as adjusted)
		(as adjusted)
Litigation settlement	$7,645	—	$9,318	—
General and administrative	5,581	8,459	25,352	34,354

Total operating expenses	13,226	8,459	34,670	34,354

Loss from operations	($13,226)	($8,459)	($34,670)	($34,354)

Litigation settlement expenses were $7.6 million and $9.3 million for the fourth quarter and full year 2009, respectively. In January 2010, the Company entered into an agreement to settle a lawsuit related to its formerly marketed Lipram UL products and reimburse the plaintiff for litigation costs. The litigation settlement expenses for the fourth quarter and full year 2009 also include legal and other professional fees incurred by the Company in its defense against the lawsuit.
General and administrative expenses for the fourth quarter 2009 declined 34% to $5.6 million, primarily attributable to decreased professional fees related to the examination and review of the Company’s financial statements in conjunction with the financial statements for the years 2004 through 2007 and the resulting October 2008 filing with the SEC of the Company’s Registration Statement on Form 10.
For the full year 2009, general and administrative expenses declined 26% to $25.4 million primarily due to lower professional fees related to the aforementioned examination and review of the Company’s financial statements and lower management consulting fees.
Interest income for the full year 2009 declined $3.5 million to $0.8 million due to lower overall interest rates and lower average cash and short-term investment balances.
Interest expense for the full year 2009 declined $4.5 million to $0.2 million due to reduced amounts of average debt outstanding, resulting from the Company’s June 2009 repurchase of its 3.5% Debentures and its August 2009 repayment-in-full of a subordinated promissory note.
Cash and Cash Equivalents
Cash and short-term investments, net of interest-bearing debt, was $90.4 million as of December 31, 2009, as compared to $99.6 million as of December 31, 2008. The change in cash and short-term investments, net from year-end 2008, included the Company’s June 15, 2009 repurchase of $12.75 million principal amount of its outstanding 3.5% Debentures, and the funding of increased working capital, including increased accounts receivable and inventory balances.
Cash flow from operating activities was approximately a positive $89.1 million before changes in certain working capital assets and liabilities.
2010 Financial Outlook
The Company previously disclosed its 2010 financial outlook on January 11, 2010. For 2010, the Company is currently forecasting:

•	Cash flows from operating activities, before changes in working capital, less capital expenditures (Free Cash Flow), planned to be positive.

•	Gross margins as a percent of total revenues to approximate 50%.

•	Total research and development expenses across the generic and brand divisions to approximate $77 million with generic R&D to approximate $41 million and brand R&D to approximate $36 million.

•	Patent litigation expenses of approximately $11 million.

•	Selling, general and administrative expenses of approximately $50 million.

•	Tax rate expected to be in the low 40% range (assumes the R&D tax credit is renewed for 2010).

•	Capital expenditures are expected to be approximately $20 million.
Conference Call Information
The Company will host a conference call today at 11:00 a.m. EDT to discuss its results. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (800) 642-1687 (in the U.S.) and (706) 645-9291 (international callers). The access conference code is 52420707.
About Impax Laboratories, Inc.
Impax Laboratories, Inc. is a technology-based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.
"Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position, results of operations and market value of its common stock, the ability to maintain an effective system of internal control over financial reporting, fluctuations in revenues and operating income, reductions or loss of business with any significant customer, the impact of competitive pricing and products and regulatory actions on the Company’s products, the ability to sustain profitability and positive cash flows, the ability to maintain sufficient capital to fund operations, any delays or unanticipated expenses in connection with the operation of the Taiwan facility, the ability to successfully develop and commercialize pharmaceutical products, the uncertainty of patent litigation, consumer acceptance and demand for new pharmaceutical products, the difficulty of predicting Food and Drug Administration filings and approvals, the inexperience of the Company in conducting clinical trials and submitting new drug applications, reliance on key alliance and collaboration agreements, the availability of raw materials, the ability to comply with legal and regulatory requirements governing the healthcare industry, the regulatory environment, exposure to product liability claims and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.
(tables to follow)

Impax Laboratories, Inc.
Consolidated Statements of Operations
(amounts in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(as adjusted)
		(as adjusted)
Revenues:
Global Pharmaceuticals Division (a)	$172,693	$41,532	$344,961	$197,180
Impax Pharmaceuticals Division	3,441	3,163	13,448	12,891

Total Revenues	176,134	44,695	358,409	210,071

Cost of revenues	88,724	25,591	170,313	91,969

Gross profit (b)	87,410	19,104	188,096	118,102

Operating expenses:
Research and development	16,530	15,962	63,274	59,237
Patent litigation	1,321	1,646	5,379	6,472
Litigation settlement	7,645	—	9,318	—
Selling, general and administrative	9,785	11,422	39,712	48,470

Total operating expenses	35,281	29,030	117,683	114,179

Income (loss) from operations	52,129	(9,926)	70,413	3,923

Change in fair value of common stock purchase warrant	—	1,175	—	1,234
Loss on repurchase of 3.5% Debentures	—	—	—	(113)
Other income (expense), net	4	21,467	57	21,529
Interest income	117	937	753	4,218
Interest expense	490	(334)	(246)	(4,782)

Income (loss) before income taxes	52,740	13,319	70,977	26,009
Provision (benefit) for income taxes	14,633	4,308	21,006	10,069

	38,107	9,011	49,971	15,940
Add back loss attributable to noncontrolling interest	37	(42)	90	47

Net Income (loss) (c)	$38,144	$8,969	$50,061	$15,987

Net Income (loss) per share:
Basic	$0.63	$0.15	$0.83	$0.27

Diluted	$0.61	$0.15	$0.82	$0.26

Weighted average common shares outstanding:
Basic	60,721,808	59,308,389	60,279,602	59,072,752
Diluted	62,288,318	60,624,452	61,080,184	60,782,721

(a)	Global Pharmaceuticals Division revenue for the twelve months ended December 31, 2008 includes $40.8 million from sales of generic OxyContin® which ended in January 2008 pursuant to a litigation settlement agreement, in connection with which there was no revenue from sales of generic OxyContin® in 2009.

(b)	Gross profit for the twelve months ended December 31, 2008 includes $38.7 million from the sale of generic OxyContin® as noted in footnote (a).

(c)	Net income from operations for the twelve months ended December 31, 2008 includes $21.2 million from the sale of generic OxyContin® as noted in footnote (a).

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	December 31,	December 31,
	2009	2008
	(unaudited)	(as adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$31,770	$69,275
Short-term investments	58,599	50,710
Accounts receivable, net	185,854	43,306
Inventory, net	49,130	32,305
Current portion of deferred product manufacturing costs-alliance agreements	11,624	13,578
Current portion of deferred income taxes	32,286	17,900
Prepaid expenses and other current assets	4,748	9,298

Total current assets	374,011	236,372

Property, plant and equipment, net	101,650	95,629
Deferred product manufacturing costs-alliance agreements	96,619	93,144
Deferred income taxes, net	48,544	52,551
Other assets	12,358	9,017
Goodwill	27,574	27,574

Total assets	$660,756	$514,287

Liabilities and Stockholders Equity
Current liabilities:
Current portion of long-term debt, net	$—	$14,416
Accounts payable	23,295	12,797
Accrued expenses	93,682	41,108
Accrued profit sharing and royalty expenses	53,695	252
Current portion of deferred revenue-alliance agreements	33,196	35,015
Current portion of accrued exclusivity period fee payments due	—	6,000

Total current liabilities	203,868	109,588

Long-term debt	—	5,990
Deferred revenue-alliance agreements	224,522	225,804
Other liabilities	10,139	13,255

Total liabilities	438,529	354,637

Stockholders equity	222,227	159,650

Total liabilities and stockholders equity	$660,756	$514,287

Impax Laboratories, Inc.
Condensed Consolidated Statement of Cash Flows
(amounts in thousands)

	Twelve Months Ended December 31
	2009	2008
	(unaudited)	(as adjusted)
Cash flows from operating activities:
Net income	$50,061	$15,987
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	11,266	9,588
Amortization of 3.5% Debentures discount and deferred financing costs	307	2,416
Amortization of Wachovia Credit Agreement deferred financing costs	75	74
Bad debt expense	229	568
Deferred income taxes (benefit)	(10,379)	3,816
Tax benefit on reversal of valuation allowance on deferred tax asset	—	—
Tax benefit related to the exercise of employee stock options	(213)	—
Provision for uncertain tax positions	(6,308)	1,397
Loss, net of repurchase of 3.5% Debentures	—	113
Deferred revenue — Rx Partners	35,295	94,876
Deferred product manufacturing costs — Rx Partners	(24,089)	(33,928)
Deferred revenue recognized — Rx Partners	(33,835)	(81,778)
Amortization deferred product manufacturing costs — Rx Partners	18,410	22,713
Deferred revenue — OTC Partners	1,960	16,399
Deferred product manufacturing costs — OTC Partners	(1,929)	(16,087)
Deferred revenue recognized — OTC Partners	(6,842)	(15,946)
Amortization deferred product manufacturing costs — OTC Partners	6,087	14,977
Deferred revenue — Research Partners	12,000	40,000
Deferred revenue recognized — Research Partners	(11,680)	(833)
Accrued profit sharing and royalty expense	53,912	360
Other adjustments	(5,227)	(9,076)
Changes in assets and liabilities:
Accounts receivable	(142,777)	7,629
Other assets and liabilities	45,520	(8,701)

Net cash (used in) provided by operating activities	($8,157)	$64,564

Cash flows from investing activities:
Purchase of short-term investments	($66,626)	($202,133)
Maturities of short-term investments	59,256	260,324
Acquisition of ANDA intellectual property rights	(750)	0
Purchases of property, plant and equipment	(13,667)	(25,863)

Net cash (used in) provided by investing activities	($21,787)	$32,328

Cash flows from financing activities:
Repayment of long-term debt	($12,887)	($65,234)
Tax benefit related to the exercise of employee stock options	$213	$0
Proceeds from exercise of stock options and purchases under the ESPP	5,113	155

Net cash used in financing activities	($7,561)	($65,079)

Net (decrease) increase in cash and cash equivalents	($37,505)	$31,813
Cash and cash equivalents, beginning of period	$69,275	$37,462
Cash and cash equivalents, end of period	$31,770	$69,275

Impax Laboratories, Inc.
Reconciliation Table
The Company’s calculation of net income, income (loss) from operations and earnings per share excluding certain special items may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Net income, income (loss) from operations and earnings per share excluding special items are not measures of financial performance under generally accepted accounting principles (“GAAP”) and should not be construed as substitutes for consolidated net income, income (loss) from operations and earnings per share as a measure of financial performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of the Company’s financial performance relative to prior periods and its competitors.
The following tables reconcile reported results to income adjusted for after-tax special items for the three and twelve months ended December 31, 2009 and 2008.

(in millions, except per share amounts)	Three Months Ended December 31,
	2009 (unaudited)			2008 (as adjusted)
			Net			Net
			income			income
	Income	Net	(loss) per	Income	Net	(loss) per
	(loss) from	income	diluted	(loss) from	income	diluted
	operations	(loss)	share	operations	(loss)	share
Reported income	$52.1	$38.1	$0.61	($9.9)	$9.0	$0.15
Adjusted to remove:
Litigation settlement (a)	7.6	4.5	0.07
Antitrust litigation settlement (b)					(15.7)	(0.26)
Securities litigation settlement (c)					2.2	0.04

Adjusted income(1)	$59.7	$42.7	$0.69	($9.9)	($4.6)	($0.08)

(in millions, except per share amounts)	Twelve Months Ended December 31,
	2009 (unaudited)			2008 (as adjusted)
			Net			Net
			income			income
	Income	Net	(loss) per	Income	Net	(loss) per
	(loss) from	income	diluted	(loss) from	income	diluted
	operations	(loss)	share	operations	(loss)	share
Reported income	$70.4	$50.1	$0.82	$3.9	$16.0	$0.26
Adjusted to remove:
Litigation settlement (a)	9.3	5.8	0.09
Antitrust litigation settlement (b)					(16.3)	(0.27)
Securities litigation settlement (c)					2.3	0.04

Adjusted income(1)	$79.7	$55.9	$0.91	$3.9	$1.9	$0.03

(1)	The sum of the individual amounts may not equal total due to rounding.
(a) Litigation settlement
In January 2010, the Company entered into an agreement to settle a lawsuit related to its previously marketed Lipram UL products. Under the terms of the litigation settlement agreement, the Company agreed to reimburse the plaintiff for certain litigation costs, which was paid by the Company in January 2010. The Company recorded an accrued expense for this payment in the year ended December 31, 2009. In the fourth quarter and full year 2009, the Company recorded litigation settlement expense of $7.6 million ($4.5 million after-tax or $0.07 per diluted share) and $9.3 million ($5.8 million after-tax or $0.09 per diluted share), respectively, which included legal and other professional fees incurred by the Company in its defense against the lawsuit.

Impax Laboratories, Inc.
Notes to Financial Information
(b) Antitrust litigation settlement
In November 2008, the Company entered into an agreement to settle its antitrust claim against Abbott Laboratories and Fournier Industrie et Sante related to the Company ANDAs for Fenofibrate Tablets, 160mg and 54mg, generic to TriCor®. Under the terms of the litigation settlement agreement, the Company received $25.0 million ($15.7 million after-tax or $0.26 per diluted share) in December 2008.
(c) Securities litigation settlement
In January 2009, the Company entered into an agreement settling the securities class actions pending in the U.S. District Court for the Northern District of California. Under the terms of the settlement, the Company agreed to dismissal of the actions with prejudice, without admitting the validity of the allegations of any liability, and agreed to pay $9.0 million, of which the Company paid approximately $3.4 million ($2.2 million after-tax or $0.04 per diluted share) with the balance funded by the Company’s directors and officers liability insurance carriers.
Presentation of Deferred Revenue and Deferred Product Manufacturing Cost Data
The following table summarizes the additions to and deductions from deferred revenue and deferred product manufacturing costs under the Company’s Teva, DAVA, OTC, Medicis and Putney, Inc. alliance and collaboration agreements. This information is used to explain the changes in the respective balance sheet accounts of deferred revenue-alliance agreements and deferred product manufacturing costs-alliance agreements. The table sets forth the amount of revenue deferred in each period as well as the amount recognized in the period under the Company’s modified proportional performance method of revenue recognition for revenue earned under the Teva, DAVA, OTC and Putney alliance agreements and straight line revenue recognition for the Medicis joint development agreement. The summarized information for the twelve months ended December 31, 2009 is derived from the corresponding tables for each of these separate alliance and collaboration agreements set forth in the Alliance and Collaboration Agreement footnote to the Company’s consolidated financial statements for the twelve months ended December 31, 2009.

	Twelve Months	Inception
	Ended	Through
(amounts in thousands)	December 31, 2009	December 31, 2008
	(unaudited)
Deferred revenue:
Beginning balance	$260,819	$—
Deferrals	49,256	638,342
Less amounts recognized	(52,357)	(377,523)

Ending deferred revenue	$257,718	$260,819

Deferred product manufacturing costs:
Beginning balance	$106,722	$—
Deferrals	26,018	256,461
Less amounts amortized	(24,497)	(149,739)

Ending deferred product manufacturing costs	$108,243	$106,722

Note to the Financial Information Contained in this December 31, 2009 Earnings Release
As required, the Company adopted Financial Accounting Standards Board Accounting Standards CodificationTM Topic 470 (FASB ASC 470), discussing the accounting for convertible debt instruments which may be settled in cash upon conversion, which was applied on a retrospective basis, with the restatement of all reporting periods beginning January 1, 2007. The 2008 financial results reported in this press release are “as adjusted”, as they are prepared with the retrospective application of FASB ASC 470.